UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 29, 2009

Cohu, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-04298	95-1934119
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

12367 Crosthwaite Circle, Poway, California		92064
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	858-848-8100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Executive Officer Base Salary Increases

On December 29, 2009, the Compensation Committee of Cohu’s Board of Directors (the "Compensation Committee") restored the salaries of James A. Donahue, Jeffrey D. Jones, James G. McFarlane, Roger J. Hopkins and James P. Walsh to the levels that existed prior to their initial reductions made in 2008 in response to the global economic downturn. Mr. Donahue’s salary had been reduced a total of 20 percent and Messrs. Jones’, McFarlane’s, Hopkins’ and Walsh’s salaries had each been reduced by a total of 10 percent.

Effective with the first full pay period in fiscal 2010; the annual base salary of each of the named executive officers is as follows:

Named Executive Officer

James A. Donahue
President and Chief Executive Officer - $505,003

Jeffrey D. Jones
Vice President, Finance and Chief Financial Officer - $225,014

James G. McFarlane
Senior Vice President Delta Design - $218,504

James P. Walsh
Vice President, Manufacturing Delta Design - $215,010

Roger J. Hopkins
Vice President, Sales and Service Delta Design/Rasco - $180,024

Item 8.01 Other Events.

Compensation of Non-Management Directors

On December 29, 2009, the Compensation Committee also approved the form of Deferred Stock Agreement (the "Agreement"). Under the terms and conditions of the Cohu, Inc. 2005 Equity Incentive Plan (the "Plan") members of Cohu’s Board of Directors may make an annual irrevocable election to defer receipt of all or a portion of their cash-based outside director fees (including, as applicable, any annual retainer fee, meeting fee, committee fee and any other compensation payable with respect to their service as a member of the board of the Company) (collectively "Director Fees"). In the event that a Director makes such an election, the Company will grant Deferred Stock awards in lieu of cash, with an initial value equal to the deferred cash, which will be settled at a future date through the issuance of the Company’s common stock, pursuant to the terms and conditions of the Plan and the related Agreement.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cohu, Inc.

January 4, 2010	By:	Jeffrey D. Jones

Name: Jeffrey D. Jones
Title: Vice President, Finance and Chief Financial Officer